Colebrooke Capital, Inc.

645 Fifth Avenue
Eighth Floor
New York, NY 10022

Telephone: 212-848-0291
Fax: 212-848-0289

August 30, 2010

Thomas Pfisterer
CEO
Vista International Technologies, Inc.
88 Inverness Circle East
Suite N-103
Denver, CO 80212

Dear Tom,

As discussed, this letter represents an amendment to our agreement (the "Agreement") dated April 15, 2010 between Colebrooke Capital, Inc. and Vista International Technologies, Inc. (the "Company" or "VVIT").

From the date of execution of this amendment, Colebrooke will continue to act in the capacity of corporate development in assisting in evaluating and identifying strategic transactions as well as assisting in developing financing options. In regard to 2 (c) of the Agreement, the Company agrees to issue 750,000 restricted common shares to Colebrooke or assigns, within 10 days of execution of this agreement in lieu of outstanding amounts due and ongoing advisory services. Additionally, in the event that the company executes a definitive agreement with any party either through Colebrooke or other, the Company agrees to issue to Colebrooke or assigns, 250,000 of restricted common stock. All other terms of the agreement will remain the same.

If the above terms and conditions are acceptable, please so indicate by executing and returning a signed copy of this letter (fax or email). We look forward to continuing to work together.

Sincerely,

Colebrooke Capital, Inc.	Company: Vista International Technologies, Inc.
By: [signature]	By: [signature]
Name: Sean C. Kenlon	Name: Thomas Pfisterer
Title: Managing Director	Title: CEO
Date: 8/30/10	Date: 8/30/10